Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:
James H. Weber	Steven F. Cooper
Senior Vice President,	Vice President
Marketing and Investor Relations Officer	Marketing Officer
Tel: (440) 989-3005	Tel: (440) 989-3007

LNB BANCORP, INC., DECLARES SECOND-QUARTER CASH DIVIDEND

Board Approves Increased Cash Dividend

LORAIN, OHIO—May 19, 2004—LNB BANCORP, INC. (Nasdaq: LNBB), announced that the Board of Directors declared a second-quarter cash dividend of $0.18 per share payable on July 1, 2004, to shareholders of record on June 14, 2004. This represents a 5.9 percent increase from last year’s second-quarter per-share cash dividend of $.17.

“The increase in the effective quarterly cash dividend demonstrates the Board’s confidence in the Corporation’s earnings strength and future growth opportunities. This supports our objective of continuing to enhance shareholder value,” said James F. Kidd, president and chief executive officer of LNB Bancorp.

About LNB Bancorp, Inc.

 LNB Bancorp, Inc., is a $752 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc., and a 49-percent-owned subsidiary, Charleston Title Agency, LLC. LNB Bancorp’s primary subsidiary, The Lorain National Bank, provides a full spectrum of financial services, including full-service community banking, specializing in commercial, mortgage and personal banking services, and investment and trust services. Lorain National Bank also offers long-term, fixed-rate mortgages via the secondary mortgage market. Brokerage services including stocks, bonds, mutual funds and variable-annuity investments are also offered at Lorain National Bank through Raymond James Financial Services, Inc. (member NASD/SIPC), a registered broker/dealer. North Coast Community Development Corporation, a wholly owned subsidiary of The Lorain National Bank, is a community development entity (CDE), formed and approved in 2002, that provides qualified community businesses with debt financing including commercial mortgage, construction, commercial equipment and working capital loans aimed at stimulating economic growth and job creation in low- and moderate-income census tracts in Lorain County, Ohio. Charleston Insurance Agency, Inc., offers life, long-term-care insurance and fixed-annuity products. Charleston Title Agency, LLC, offers traditional title services.

Lorain National Bank serves customers through 20 retail-banking centers and 23 ATMs in Ohio’s Lorain, eastern Erie and western Cuyahoga counties. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K, please visit http://www.4lnb.com.

This press release contains forward-looking statements based on current expectations that are covered under the “safe-harbor” provisions of the Securities Litigation Reform Act of 1995. Certain forward-looking statements, which involve inherent risks and uncertainties, are described in LNB Bancorp’s filings with the Securities and Exchange Commission. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc. conducts its operation.